EXHIBIT 2.2

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made by and between Robert J. Stubblefield (“Consultant”) and Regnum Corp. (“Regnum,” together with its affiliates, subsidiaries, and successors, the “Company”). The Company and Consultant are collectively referred to herein as “Parties,” in singular or plural usages, as required by context.

WHEREAS:

The Company wishes to retain Consultant to perform the duties of Chief Financial Officer (“CFO”) for the Company on a part time, consulting basis subject to the terms of this Agreement, and Consultant wishes to be retained on that basis.

NOW THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties expressly agree to the terms and conditions contained in this Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1. Term. This Agreement shall commence on April 7, 2021 (the “Start Date”) and Consultant shall provide the services detailed below for a period of 90 days from the Start Date (the “Expiration Date”; the period from the Start Date to the Expiration Date, the “Initial Term”). The Parties may agree to extend the Initial Term up to three times for an additional 30-day period each not to exceed 180 days total (the “Extended Term;” together with the Initial Term, the “Term”), or to terminate the Agreement sooner as provided below.

2. Services To Be Provided. In his capacity as CFO, Consultant will be responsible for the accounting and finance function of the Company, including any filings to be filed with the SEC and other governmental/non-governmental agencies (the “Services”). Consultant agrees to devote his best efforts to promote the Company’s interests, and to give the Company the benefit of his experience, knowledge and skills through the proper and faithful performance of all duties customarily discharged by a CFO for a company doing the type of business engaged in by the Company and any additional duties assigned to him from time to time by the Chief Executive Officer and/or the Board of the Company. Consultant shall comply with all applicable laws, statutes and regulations in performing the Services, and agrees to use his best efforts and comply with all fiduciary and professional standards in the performance of his duties hereunder. Consultant will devote such time, attention and skill to his duties under this Agreement as he deems necessary; Consultant shall control the manner and means in which he performs the Services. Consultant represents and warrants to the Company that, at all times prior to the Start Date when he has served as the Company’s Treasurer and/or CFO, and at all times during the Term, he either acted or will act, as applicable, in the best interests of the Company's shareholders.

Nothing herein shall be deemed to preclude the Company from retaining the Services of other persons or entities undertaking the same or similar services as the Services or from independently developing or acquiring materials or programs that are similar to, or competitive with, the Services.

3. Compensation.

a. In consideration of the performance of the Services and of the acceptance by Consultant of the restrictive covenants set out in this Agreement, the Company will pay Consultant a flat fee of $3,750.00 on a monthly basis.

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b. Consultant shall invoice the Company for the Services on a monthly basis. The Company shall discharge any valid invoice within 14 days of receipt of the valid invoice.

4. Preservation of Company Confidential Information. Consultant agrees at all times:

a. To hold confidential and not disclose to any third party any Confidential Information (as defined below), except such information which is now or hereafter becomes publicly available other than through breach of this Agreement; and

b. Not to put to commercial use or use in any way other than in connection with the Services any Confidential Information disclosed to Consultant or any Confidential Information developed by Consultant pursuant to this Agreement.

c. As used herein, “Confidential Information” includes any non-public information Consultant receives directly or indirectly from the Company or acquired or developed in the course of his consultancy and any other non-public information received or developed by, or disclosed to, Consultant during the course of or arising out of his previous employment with the Company, including by way of example only, trade secrets (including organizational charts, employee information such as credentials, skill sets and background information), financial records and data, ideas, inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know-how and technical information of any kind whatsoever, unless such information has been publicly disclosed by authorized officials of the Company. The term Confidential Information also includes Consultant’s notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda and other materials and/or work product based on Confidential Information. In the event information which is non-public becomes public due to disclosure by Consultant which is not authorized by the Company, such information shall be deemed non-public for purposes of this Agreement.

5. Intellectual Property; Work Product. Consultant agrees that all intellectual property, including but not limited to all deliverables, writings, documents, data, video recordings, audio recordings, electronic recordings, and other materials that Consultant makes (or participates in making), conceives, discovers or develops at any time as a result of or in connection with Consultant’s performance of the Services or incorporating any Confidential Information received by Consultant pursuant to this Agreement, in any and all media or forms of expression, together with any associated improvements, technology, designs, ideas, processes, techniques, know-how and data, whether or not patentable, patents, copyrights, trademarks and trade secrets (collectively, the “Work Product”) shall be the sole and exclusive property of the Company. If by operation of law or any other reason any of the Work Product, including all related intellectual property rights, is not deemed to be a work for hire or is not otherwise owned in its entirety by the Company automatically upon creation thereof, then Consultant hereby assigns to the Company, without additional consideration, all right, title, and interest in and to such Work Product, including all related intellectual property rights. To the extent, if any, that this Section 5 does not provide the Company with full ownership, right, title, and interest throughout the world in and to the Work Product, Consultant irrevocably agrees to grant, and does hereby grant, the Company an exclusive, perpetual, irrevocable, transferable, unlimited, fully paid-up, royalty-free, worldwide license to make, have made, use, reproduce, market, modify, make derivative works from, publicly perform, publicly display, offer to sell, sell or otherwise exploit such Work Product, with the right to sublicense each and every such right. To the extent Consultant’s moral rights, if any, in the Work Product cannot be assigned, Consultant hereby waives, to the fullest extent permitted by law in any jurisdiction where moral rights exist, any and all moral rights that Consultant may have in any Work Product and consents to any action of the Company that would violate such moral rights in the absence of such consent. Consultant also hereby waives any and all rights that Consultant may have in certain resale proceeds of certain of any Work Product that may be deemed to be literary works.

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6. Independent Contractor. Consultant shall perform his duties as an independent contractor and not as an employee. Nothing herein shall create nor be deemed to create an employment relationship between Consultant and the Company.

7. No Benefits. The Parties agree that by virtue of the provision of the Services under this Agreement, Consultant shall not be entitled to any Company benefits pursuant to this Agreement, including but not limited to life insurance, death benefits, accident and health insurance, qualified pension or retirement plan or other benefits.

8. Liability for Taxes. Consultant shall not be considered an employee of the Company for purposes of any Federal, state or local laws regarding employment-related taxes including, but not limited to, reporting, paying, withholding or remitting any income tax, FICA, FUTA, unemployment insurance, social security, workers' compensation, disability insurance or any laws or regulations which may impute any obligation or liability to the Company by reason of an employment relationship. Consultant acknowledges and agrees that he shall pay all taxes, fees and levies or other charges of any type imposed by any Federal, state or local governmental authority on any fees that Consultant receives under this Agreement.

9. Termination.

a. Following the Initial Term, this Agreement shall be terminable by either party, with or without breach, and for any reason and without prior notice. During the Initial Term, the Company may discontinue the Services with written notice to Consultant, upon receipt of which Consultant shall no longer hold the title or perform the role of CFO. Notwithstanding the above, the Company shall compensate Consultant for the entirety of the Initial Term pursuant to Section 3.a.

b. In the event either party terminates this Agreement, the Company’s sole liability to Consultant shall be to pay Consultant for any unpaid amounts earned and accrued hereunder through the date of termination.

c. In the event that the parties wish to extend this Agreement beyond the Expiration Date, the parties will mutually agree in writing to the extension no later than 10 days prior to the Expiration Date. If the parties do not mutually agree to extend this Agreement as of 10 days prior to the Expiration Date, this Agreement will terminate on the Expiration Date.

10. Consultant’s Representations/Warranties and Covenants. Consultant represents, warrants and covenants to the Company the following:

a. Consultant has the full power and authority to enter into this Agreement without the consent or approval of any other person; and

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b. Consultant’s execution, delivery and performance of this Agreement will not violate or cause a breach of any existing employment, consultant or any other agreement, covenant, promise or any other duties by which Consultant is bound, including confidentiality obligations or covenants not to compete including any present or previous employer except Regnum Corp.

11. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights and obligations of Consultant are non-assignable.

12. Limitation of Liability.

a. Neither party is assuming any liability for the actions or omissions of the other party except as stated in this Agreement.

b. Neither party shall be liable for consequential, special, incidental or indirect losses including, without limitation, (i) loss of profits, revenue or goodwill; (ii) loss of business or (iii) loss of anticipated savings.

13. Non-Disparagement. Consultant agrees, during the term of this Agreement and thereafter, not to engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of the Company, or its past, present and future subsidiaries, divisions, affiliates, successors, officers, directors, attorneys, agents and employees.

14. Enforcement of Agreement; Injunctive Relief. Consultant acknowledges that violation of this Agreement will cause immediate and irreparable damage to the Company, entitling it to injunctive relief. Consultant specifically consents to the issuance of temporary, preliminary, and permanent injunctive relief to enforce the terms of this Agreement. In addition to injunctive relief, the Company is entitled to all money damages available under the law.

15. Controlling Law and Venue. Consultant agrees that the constructions, interpretation and performance of this Agreement shall be governed by the laws of State of New York (without giving effect to the principles of conflict of laws that would result in the application of the laws of another jurisdiction). It is agreed that any controversy, claim or dispute between the parties, directly or indirectly, concerning this Agreement or the breach thereof shall only be resolved in the courts of the State of New York. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OF PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

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16. Entire Agreement; Amendment. Consultant agrees that this Agreement constitutes the entire agreement between him and the Company with respect to the matters contemplated by this Agreement, and that this Agreement supersedes any and all prior and/or contemporaneous written and/or oral agreements relating to such matters. Consultant acknowledges that this Agreement may not be modified except by written document, signed by him and a duly authorized officer of the Company.

17. Counterparts. This Agreement may be executed and delivered in two or more counterparts by facsimile, electronic mail (including .pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement.

18. Notices. Any notices required to be sent by a party under this Agreement shall be given in writing, at the address for each party set forth below.

[Signatures on the next page]

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IN WITNESS WHEREOF, the Company and Consultant have duly executed and delivered this Agreement as of the day first written above.

CONSULTANT

Robert J. Stubblefield

Address: 56 Idlewood Drive, South San Francisco, CA 94080

REGNUM CORP.

By:

Name: Anne Kirby

Title: CEO

Address: 600 Third Avenue, 10th Floor, New York, NY 10016

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